As filed with the Securities and Exchange Commission on September 14, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Danaher Corporation

(Exact name of registrant as specified in its charter)

Delaware	59-1995548
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2200 Pennsylvania Ave., N.W., Suite 800W

Washington, D.C. 20037-1701

(Address of principal executive offices) (Zip code)

Cepheid 2006 Equity Incentive Plan, as amended and restated

Cepheid 2015 Equity Incentive Plan

(Full title of the plan)

James F. O’Reilly

Vice President, Associate General Counsel and Secretary

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037-1701

(202) 828-0850

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Danaher Corporation Common Stock, par value $0.01 per share (“Common Stock”), issuable upon vesting and exercise of assumed stock options and restricted stock units granted under the Cepheid 2006 Equity Incentive Plan, as amended and restated, and the Cepheid 2015 Equity Incentive Plan (together, the “Cepheid Plans”)	1,000,000	$77.78	$77,780,000	$7,833

(1)	Represents shares of Danaher Corporation (the “Registrant”) subject to issuance in connection with the Cepheid Plans and to be assumed by the Registrant pursuant to the Agreement and Plan of Merger among the Registrant, Copper Merger Sub, Inc., and Cepheid, dated as of September 2, 2016.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may become issuable under the Cepheid Plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Determined on the basis of the average of the high and low sale price of Common Stock as reported on the NYSE on September 9, 2016 of $77.78, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.

EXPLANATORY NOTE

Danaher Corporation (the “Registrant”) is filing this registration statement on Form S-8 to register up to 1,000,000 shares of its Common Stock, par value $0.01 per share, that will be issuable in connection with the Cepheid 2006 Equity Incentive Plan, as amended and restated, and the Cepheid 2015 Equity Incentive Plan (together, the “Cepheid Plans”), under the Securities Act of 1933, as amended (the “Securities Act”).

On September 2, 2016, the Registrant, Cepheid, and Copper Merger Sub, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), Merger Sub will be merged with and into Cepheid (the “Merger”), with Cepheid continuing after the Merger as the surviving corporation and a wholly owned subsidiary of the Registrant. Pursuant to and subject to the terms of the Merger Agreement, at the Effective Time, among other things, the Registrant will assume certain stock options and restricted stock units of Cepheid outstanding under the Cepheid Plans (the “Equity Awards”), which will be converted into stock options and restricted stock units to receive the Registrant’s Common Stock on the same terms and conditions as were applicable under such Equity Awards immediately prior to the consummation of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the SEC. The following documents, which are on file with the SEC, are incorporated by reference into this registration statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 24, 2016 (including the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2016, solely to the extent incorporated into the Registrant’s Annual Report on Form 10-K);

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended April 1, 2016, filed with the SEC on April 21, 2016; and the quarter ended July 1, 2016, filed with the SEC on July 25, 2016;

(c) The Registrant’s Current Reports on Form 8-K filed with the SEC on May 12, 2016; June 1, 2016; June 7, 2016; June 9, 2016; June 21, 2016; July 8, 2016 (except for Item 7.01); and July 14, 2016; and

(d) The description of the Registrant’s Common Stock contained in its registration statement on Form 8-B (File No. 001-08089) filed with the SEC on November 3, 1986, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities has been passed upon by James O’Reilly, our Vice President, Associate General Counsel and Secretary. Mr. O’Reilly beneficially owns shares of our Common Stock and options to purchase shares of our Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved by reason of the fact that he or she served or is serving in these capacities, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action or suit made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to Article Nine of its Restated Certificate of Incorporation and Article VIII of its Amended and Restated By-Laws, the Registrant will indemnify and hold harmless directors and officers who were or are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by applicable law as it presently exists or is amended.

The Registrant has entered into agreements with directors and officers requiring it to indemnify such persons to the fullest extent permitted by the By-Laws. The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Cepheid 2006 Equity Incentive Plan, as amended and restated (incorporated by reference from Exhibit 99.01 to Cepheid’s Current Report on Form 8-K filed on April 24, 2014)

4.2	Cepheid 2015 Equity Incentive Plan (incorporated by reference from Exhibit 10.2 to Cepheid’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015)

5.1	Opinion of Counsel

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, an independent registered public accounting firm

24.1	Power of Attorney (included on the signature pages of this registration statement)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on this 13th day of September, 2016.

DANAHER CORPORATION

By:	/s/ DANIEL L. COMAS
Name:	Daniel L. Comas
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Brian W. Ellis and James F. O’Reilly and each of them, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact of any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 13, 2016.

Signature	Title	Date

/s/ THOMAS P. JOYCE, JR. Thomas P. Joyce, Jr.	President, Chief Executive Officer, and Director (Principal Executive Officer)	September 13, 2016

/s/ DANIEL L. COMAS Daniel L. Comas	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 13, 2016

/s/ ROBERT S. LUTZ Robert S. Lutz	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 13, 2016

/s/ STEVEN M. RALES Steven M. Rales	Chairman of the Board	September 13, 2016

/s/ MITCHELL P. RALES Mitchell P. Rales	Chairman of the Executive Committee	September 13, 2016

/s/ DONALD J. EHRLICH Donald J. Ehrlich	Director	September 13, 2016

/s/ LINDA HEFNER FILLER Linda Hefner Filler	Director	September 13, 2016

/s/ ROBERT J. HUGIN Robert J. Hugin	Director	September 13, 2016

/s/ TERI LIST-STOLL Teri List-Stoll	Director	September 13, 2016

/s/ WALTER G. LOHR, JR. Walter G. Lohr, Jr.	Director	September 13, 2016

/s/ JOHN T. SCHWIETERS John T. Schwieters	Director	September 13, 2016

/s/ ALAN G. SPOON Alan G. Spoon	Director	September 13, 2016

/s/ ELIAS A. ZERHOUNI Elias A. Zerhouni, M.D.	Director	September 13, 2016

INDEX OF EXHIBITS

Exhibit No.	Description

4.1	Cepheid 2006 Equity Incentive Plan, as amended and restated (incorporated by reference from Exhibit 99.01 to Cepheid’s Current Report on Form 8-K filed on April 24, 2014)

4.2	Cepheid 2015 Equity Incentive Plan (incorporated by reference from Exhibit 10.2 to Cepheid’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015)

5.1	Opinion of Counsel

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, an independent registered public accounting firm

24.1	Power of Attorney (included on the signature pages of this registration statement)